UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 5, 2018

CERECOR INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)

001-37590	45-0705648
(Commission File Number)	(IRS Employer Identification No.)

400 E. Pratt Street, Suite 606, Baltimore, Maryland 21202

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (410) 522-8707

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)                                 Appointment of Simon C. Pedder, Ph.D. to the Board

On April 6, 2018, the board of directors (the “Board”) of Cerecor Inc. (the “Company”) appointed Simon C. Pedder, Ph.D. to the Board.  Dr. Pedder will serve as a Class III director.

Dr. Pedder, age 57, currently serves as the Chief Business and Strategy Officer, Proprietary Products at Athenex, Inc (NASDAQ: ATNX), a global biopharmaceutical company dedicated to the discovery, development, and commercialization of novel therapies for treatment of cancer. Dr. Pedder has had a long career in drug development including recent leadership roles as President and CEO of Cellectar Biosciences from April 2014 to June 2015, and President and CEO of Chelsea Therapeutics from May 2004 to July 2012. Previously he was Vice President of Oncology Pharma Business at Hoffmann-LaRoche, Life Cycle Leader and Global Project Leader of Pegasys/IFN and Head of Hepatitis Franchise at Hoffmann-LaRoche, and Vice President and Head of Drug Development at Shearwater Corporation. Formerly, he was on faculty in the Department of Pharmacology in the College of Medicine at the University of Saskatchewan, where he obtained his Ph.D. in Pharmacology. In addition, Dr. Pedder obtained a Master of Science in Toxicology from Concordia University, a Bachelor of Science in Environmental Studies from the University of Waterloo, and completed the Roche-sponsored Pharmaceutical Executive Management Program at Columbia Business School.

There are no arrangements or understandings between Dr. Pedder and any other person pursuant to which he was selected as a director of the Company, and there is no family relationship between Dr. Pedder and any of the Company’s other directors or executive officers.  Dr. Pedder will be eligible for Board compensation pursuant to the Company’s Non-Employee Director Compensation Plan.

There are no related party transactions between Dr. Pedder and the Company, and the Board believes that Dr. Pedder satisfies the independence requirements of Rule 5605(a)(2) of the NASDAQ Stock Market listing rules and Rule 10A-3 under the Securities Exchange Act of 1934, as amended.

(e)                                  Employment Agreement of Matthew Phillips, Chief Commercial Officer

On April 5, 2018, the Company entered into an employment agreement with its Chief Commercial Officer, Matthew V. Phillips, which was effective as of the date of his appointment, or January 22, 2018.

Mr. Phillips’ base salary under the employment agreement is initially $295,000 per year, subject to review and adjustment by the Board from time to time.  Mr. Phillips is eligible for an annual discretionary annual bonus with a target of 35% of his base salary that may consist of cash and/or grants of equity awards of the Company.

Mr. Phillips is eligible to participate in the Company’s other employee benefit plans as in effect from time to time on the same basis as are generally made available to other senior executives of the Company.

In the event that Mr. Phillips’ employment is terminated by the Company without “Cause” or by Mr. Phillips for “Good Reason” (each as defined in his employment agreement), in each case subject to Mr. Phillips entering into and not revoking a separation agreement in a form acceptable to the Company, Mr. Phillips will be eligible to receive:

•                  accrued benefits under the employment agreement;

•                  subject to complying with obligations set forth in the employment agreement, continued payment of Mr. Phillips base salary for twelve consecutive months;

•                  full vesting of options awarded by the Company; and

•                  if he timely elects and remains eligible for continued coverage under COBRA, the COBRA premiums necessary to continue the health insurance coverage in effect for Mr. Phillips and his covered dependents prior to the date of termination, until the earliest of (x) the first anniversary of his termination, (y) expiration of Mr. Phillips’ continuation coverage under COBRA, or (z) the date when Mr. Phillips is eligible for substantially equivalent health insurance.

Subsequent to any termination, Mr. Phillips will be subject to a confidentiality covenant, a six-month non-competition covenant, and a one-year non-solicitation and non-interference covenant.

The foregoing summary of the material terms of Mr. Phillips’ employment agreement is qualified in its entirety by reference to the complete text of the employment agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 7.01.  Regulation FD Disclosure.

On April 9, 2018, the Company issued press releases announcing Dr. Pedder’s appointment described above in Item 5.02. A copy of the press release is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information contained in this Item 7.01 of this Current Report on Form 8-K (including Exhibit 99.1) is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that Section.  The information in this Current Report shall not be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01.  Financial Statements and Exhibits.

(d)                              Exhibits

Exhibit No.	Description

10.1	Employment Agreement, dated January 22, 2018, by and between Cerecor Inc. and Matthew Phillips.

99.1	Press Release, Dated April 9, 2018, entitled “Cerecor Appoints Simon Pedder to its Board of Directors”.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CERECOR INC.

Date: April 10, 2018	/s/ Peter Greenleaf
Peter Greenleaf
Chief Executive Officer